EXHIBIT 99.2

                             [American Tower Logo]

                                            ATC Contact:              Anne Alter
                                                  Director of Investor Relations
                                                      Telephone:  (617) 375-7500
FOR IMMEDIATE RELEASE

    American Tower Corporation Announces Proposal to Issue Private Placements

Boston,  Massachusetts  - February 7, 2000 - American Tower  Corporation  (NYSE:
AMT) announced today that it proposes to make a private placement of $300 million of Convertible Notes due 2010 with an option granted to the initial purchasers for an additional $50 million principal amount of Notes. The Notes will be convertible to Class A Common Stock at the option of the holder at a price to be determined. The Company expects to complete the private placement in February, 2000. The Company also announced that, due to prospective timing delays, it intends to withdraw its registration statement related to the offering of 8.5 million shares of Class A Common Stock filed on February 3, 2000.

The Notes have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirement of the Securities Act of 1933 as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 10,400 sites in the United States and Mexico, including approximately 300 broadcast tower sites. Of the 10,400 sites, approximately 9,000 are owned or leased towers and approximately 1,400 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago, Houston, San Francisco and Mexico City. For more information about American Tower Corporation, please visit our web site www.americantower.com.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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  American Tower Corporation 116 Huntington Avenue Boston, Massachusetts 02116
            (617) 375-7500 FAX (617) 375-7575 www.americantower.com